Exhibit (6)(s)(iii)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA INVESTORS TRUST

OPERATING EXPENSE LIMITS

Name of Fund1		Maximum Operating Expense Limit
		(as a percentage of average net assets)

		Share Classes
	Adviser	Institutional	R6	Service	Service 2
Voya Balanced Income Portfolio	1.20%	0.60%	N/A	0.85%	1.00%
Term Expires May 1, 2026

Voya Large Cap Value Portfolio
Term Expires May 1, 2017	1.29%	0.69%	0.69%	0.94%	1.09%
Initial Term for Class R6 Expires May 1, 2017

VY® BlackRock Inflation Protected Bond
Portfolio	1.23%	0.63%	0.63%	0.88%	N/A
Initial Term Expires May 1, 2008

Initial Term for Class R6 Expires May 1, 2017

VY® CBRE Real Estate Portfolio	1.35%	0.75%	N/A	1.00%	1.15%
Term Expires May 1, 2015

VY® T. Rowe Price International Stock Portfolio	1.40%	0.80%	0.80%	1.05%	N/A
Term Expires May 1, 2024

Effective Date:	May 1, 2024, to reflect the extension of the term for Voya Balanced
Income Portfolio in connection with the merger of Voya Balanced
Portfolio with and into Voya Balanced Income Portfolio.

1This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.